UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant   ☒Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
THE CHEMOURS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

1007 Market Street

Wilmington, DE 19899

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2019

The following information supplements the proxy statement (the “Proxy Statement”) of The Chemours Company (“Chemours” or the “Company”) furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) to be held on April 30, 2019 in the Caesar Rodney Ballroom at The Westin Hotel, located at 818 Shipyard Drive, Wilmington, DE 19801, at 10:00 a.m. (Eastern time). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined in this Supplement have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission and being made available to shareholders on April 16, 2019. The information set forth in this Supplement is in addition to the information set forth in the Proxy Statement, and should be read in conjunction with the Proxy Statement.

The purpose of this Supplement is to reiterate the Board’s recommendation of a vote “FOR” the election of each of its eight director nominees, and to provide additional information about the Company’s proposal (the “2018 Proposal”) at the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) to eliminate provisions in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) that require a supermajority vote of shareholders in order for the Company to amend certain provisions of the Certificate and all provisions of the Company’s Amended and Restated Bylaws. In addition, this Supplement provides additional information about the Company’s shareholder engagement efforts on the 2018 Proposal since the 2018 Annual Meeting, and the determination of the Nominating and Corporate Governance Committee not to recommend resubmission of the 2018 Proposal at the 2019 Annual Meeting.

The supermajority voting provisions that were the subject of the 2018 Proposal were put in place by E.I. du Pont de Nemours and Company (“DuPont”) prior to Chemours’ spin-off from DuPont in July 2015, when Chemours was a wholly-owned subsidiary of DuPont. The Company’s Board, as presently constituted, did not vote upon or adopt these provisions.

Since the spin-off, the Board has engaged in ongoing review of the Company’s corporate governance principles. The Nominating and Corporate Governance Committee has led this review, and as a result of its recommendations the Company has substantially enhanced its corporate governance principles since the spin-off. At the 2016 Annual Meeting of Shareholders, its first as an independent company, Chemours obtained the approval of its shareholders to declassify the Board so that all directors are elected on an annual basis. Uncontested director elections are subject to a majority voting standard. Chemours has an independent Chairman of the Board, and all members of the Board, other than the President and CEO, are independent. Chemours has also adopted claw-back and anti-hedging policies as well as robust stock ownership guidelines.

As a continuation of this effort to review and seek enhancements of Chemours’ corporate governance profile, upon recommendation of the Nominating and Corporate Governance Committee, the 2018 Proposal was submitted by the Board to the Company’s shareholders at the 2018 Annual Meeting. The voting standard required to approve the 2018 Proposal was at least eighty percent (80%) of the voting power of the Company’s stock then outstanding, with abstentions and broker non-votes having the same effect as votes “against” the 2018 Proposal. The Board recognized the difficulty of meeting this high voting standard, which, as noted above, was put in place prior to the spin-off. The Board therefore directed the Company to engage an outside proxy solicitor, Innisfree M&A Incorporated, to assist in the solicitation efforts.

Despite the Company’s efforts and the time and expense associated with this solicitation effort, the vote on the 2018 Proposal fell significantly short of the required threshold, receiving the support of 73.8% of the outstanding shares. Significantly, had one hundred percent (100%) of the shares voting at the 2018 Annual Meeting voted to approve the 2018 Proposal, the vote on that proposal still would have fallen more than 11 million shares short of the required approval threshold.

In view of these results, the Nominating and Corporate Governance Committee recommended to the Board that the supermajority provisions continue to be studied, and that the Company take careful note of any views expressed by the shareholders of the Company in the Company’s regular shareholder engagement process following the 2018 Annual Meeting. During the course of this engagement process, no shareholder raised any concerns about the supermajority provisions or suggested the 2018 Proposal should be submitted to the shareholders for approval again.

The Nominating and Corporate Governance Committee and the Board believe that their fiduciary duties require them to carefully consider expenses and allocation of time and senior management resources in the context of governance decisions. Because no shareholders raised concerns about the 2018 Proposal and based on the informed view that obtaining approval of the 2018 Proposal, if resubmitted, would be highly challenging, if not impossible, the Nominating and Corporate Governance Committee and the Board determined that it was not in the best interests of shareholders to incur costs and resource usage associated with resubmitting the 2018 Proposal at the 2019 Annual Meeting of Shareholders.

Under the direction of the Nominating and Corporate Governance Committee, the Company will continue its regular program of engagement with shareholders. If shareholders express a significant desire to revisit the supermajority voting provisions, the Nominating and Corporate Governance Committee would expect to recommend that the Board resubmit the 2018 Proposal to the shareholders for approval at the 2020 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named in the Proxy Statement.

Your Vote is Important

Whether or not you plan to attend the meeting, please vote by completing, signing and dating the proxy card that was included with the Proxy Statement and promptly mailing it in the envelope provided or vote via the Internet or by telephone pursuant to the instructions provided on the proxy card that was included with the Proxy Statement. If you have any questions or need assistance in voting your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5834

-3-